Exhibit 23.3

CONSENT

We hereby consent to the use of our name and the making of the statements with respect to us which are set forth under the caption “United States Taxation”, subject to the limitations noted therein, in the Basic Prospectus forming a part of the Registration Statement of the Province of Manitoba with which this consent is filed.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

/s/ Sullivan & Cromwell LLP
Sullivan & Cromwell LLP

New York, New York

December 9, 2016